Exhibit 99.1

Adverum Biotechnologies Reports First Quarter 2025 Financial Results and Provides Pipeline Highlights

–Initiated ARTEMIS, the first-ever registrational intravitreal gene therapy trial, in both treatment-experienced and treatment-naive patients with wet AMD
–Presented the first human data mapping cell-level transduction and aflibercept mRNA expression 3.5 years after Ixo-vec administration, establishing the potential for life-long vision preservation
REDWOOD CITY, Calif., May 14, 2025 -- Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company pioneering the use of gene therapy to preserve sight for life in highly prevalent ocular diseases, today reported financial results for the first quarter of 2025. The company also provided pipeline highlights and anticipated milestones.
“We’ve kicked off 2025 with strong execution by initiating ARTEMIS, our first pivotal trial for Ixo-vec, and are thrilled with the enthusiasm of retina specialists and patient interest. We look forward to starting our second registrational study, AQUARIUS, later this year,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “The long-term data from OPTIC and LUNA, along with the anticipated two-year follow-up data from LUNA, bolster confidence in Ixo-vec's potential to provide One And Done™ life-long injection-free vision preservation for wet AMD patients. Additionally, new data presented at ARVO showcase the first human cell-level mapping of Ixo-vec transduction and aflibercept mRNA expression, supporting its differentiated clinical profile. Ixo-vec has demonstrated robust retinal transduction and sustained therapeutic levels, establishing a product profile that was overwhelmingly preferred by LUNA patients over their previous frequent anti-VEGF injections. If approved, Ixo-vec may ensure continued anti-VEGF protection for the many wet AMD patients who are lost to follow-up within just 2 to 3 years, and we expect that it will offer a compelling value proposition for retina practices.”
Ixo-vec Recent Program Highlights
Initiated ARTEMIS, the first-ever registrational intravitreal gene therapy trial in patients with wet AMD
–ARTEMIS continues to enroll both treatment-experienced and treatment-naïve patients.
–ARTEMIS is a US-based study evaluating a single administration of Ixo-vec (6E10 vg/eye) compared to on-label aflibercept (2mg) every 8 weeks in approximately 284 patients with wet AMD.
–ARTEMIS is the first of two planned Phase 3 registrational trials to evaluate Ixo-vec in patients with wet AMD. Details on the second study, AQUARIUS, are forthcoming.
Presented Ixo-vec biodistribution data from an OPTIC participant’s donated eye at ARVO 2025
–“In Situ Hybridization Demonstrates Ocular Distribution of Ixo-vec IVT Gene Therapy in Human Cadaver Eye with wAMD and Supports Durable Clinical Efficacy” was presented in a Poster Presentation on May 7th, 2025, at the Association for Research in Vision and Ophthalmology (ARVO) 2025 Annual Meeting.

–In the 6 years prior to receiving Ixo-vec, the patient received 36 anti-VEGF injections, including 11 injections in the past year alone. Notably, after a single injection of Ixo-vec, the patient exhibited a robust clinical response, demonstrated by maintenance of visual acuity and sustained fluid control, with only a single supplemental injection administered after more than 3.5 years of follow-up and shortly before death.
–This analysis represents the first human intraocular cell-level mapping of vector transduction and transgenic aflibercept expression following IVT gene therapy. Ixo-vec drove the most prominent expression of aflibercept in the macula and peripheral retina. The sustained presence of Ixo-vec vector DNA and aflibercept mRNA correlates with the observed durable suppression of fluid and maintained visual acuity in the patient and supports the years of, and potentially lifelong, clinical activity observed in OPTIC and LUNA.
New publication supports best-in-class transduction efficiency of AAV.7m8 capsid
–Data further validates Adverum’s 7m8 capsid and molecular mechanism underpinning the potential best-in-class profile of maintained visual and anatomic outcomes and associated injection-freedom from the OPTIC and LUNA studies.
–Naturally occurring AAVs exhibit suboptimal transduction efficiency in certain cells, including the retina. 7m8 is derived from the natural AAV2 serotype by directed evolution in multiple species. AAV2 variants were screened for increased transduction following IVT administration. An engineered 10-amino acid peptide loop enables 7m8 to cross the inner limiting membrane and thus transduce the retina, generating strong transgene expression.
–The paper, “Advances in AAV Capsid Engineering: Integrating Rational Design, Directed Evolution and Machine Learning”, was published in the journal Molecular Therapy. The findings reinforce the robust retinal transduction and expression profile of 7m8, demonstrating a 5-fold increase in transduction efficiency of retinal cells compared with natural AAV2 and increased transduction efficiency compared to other engineered AAV capsids.
Upcoming Anticipated Milestones
–2H 2025     Initiate the global AQUARIUS Phase 3 trial
–4Q 2025     Present Phase 2 LUNA two-year long-term follow-up data

Financial Results for the Three Months Ended March 31, 2025
•Cash, cash equivalents and short-term investments were $83.1 million as of March 31, 2025, compared to $125.7 million as of December 31, 2024. Adverum expects its cash, cash equivalents and short-term investments to fund operations into the second half of 2025.
•Research and development expenses were $28.7 million for the three months ended March 31, 2025, compared to $15.4 million for the same period in 2024. Research and development expenses increased due to higher material production and bioanalytics expenses, higher clinical trial expense, higher personnel related costs, and higher consultants and contractor expenses, all driven by the Phase 3 clinical trial. Stock-based compensation expense included in research and development expenses was $1.2 million for the first quarter of 2025.

•General and administrative expenses were $19.5 million for the three months ended March 31, 2025, compared to $13.8 million for the same period in 2024. General and administrative expenses were higher due to higher facilities expenses driven by payment to discharge a lien on the North Carolina premises, higher professional services expenses, and higher consultant and contractor expenses; partially offset by lower personnel related costs. Stock-based compensation expense included in general and administrative expenses was $1.6 million for the first quarter of 2025.
•Net loss was $47.0 million, or $2.25 per basic and diluted share, for the three months ended March 31, 2025, compared to $27.1 million, or $1.65 per basic and diluted share for the same period in 2024.

About Ixo-vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-VEGF, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, FDA granted Fast Track and Regenerative Medicine Advanced Therapy (RMAT) designations for Ixo-vec for the treatment of wet AMD. Ixo-vec has also received PRIME designation from the EMA and the Innovation Passport from the United Kingdom’s Medicines and Healthcare Products Regulatory Agency for the treatment of wet AMD.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. Additionally, by overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements
Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding: the therapeutic and commercial potential of Ixo-vec, including its potential to preserve sight for life in highly prevalent ocular diseases and provide One-And-Done life-long injection-free vision preservation for wet AMD patients ; the potential to reduce the burden of frequent anti-VEGF and optimize patient compliance; the potential best-in-class product profile of Ixo-vec; plans and milestones related to Adverum’s product candidates, including the planned initiation of the global AQUARIUS Phase 3 trial and the presentation of LUNA Phase 2 two-year long-term follow-up data; Adverum’s cash sufficiency and runway and other statements that are not a historical fact. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; the potential for future complications or side effects in connection with use of Ixo-vec; Adverum’s ability to continue as a going concern and improve its financial position; and risks associated with market conditions. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s most recent Annual Report on Form 10‑K filed with the SEC on April 15, 2025 and subsequent filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Corporate & Investor Inquiries:
Adverum Investor Relations
Email: ir@adverum.com

Media:
Jason Awe, Ph.D.
Executive Director, Corporate Communications
Email: jawe@adverum.com

Adverum Biotechnologies, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	March 31,	December 31,
	2025	2024
	(Unaudited)	(1)
Cash and cash equivalents, and marketable securities	$83,083	$125,691
Total assets	137,654	179,841
Total current liabilities	25,094	22,898
Total stockholders' equity	26,422	70,714

(1) Derived from Adverum’s annual audited consolidated financial statements.

Adverum Biotechnologies, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share data)
	Three months ended March 31,
	2025	2024
	(Unaudited)

Operating expenses:
Research and development	$28,747	$15,410
General and administrative	19,474	13,789
Total operating expenses	48,221	29,199
Operating loss	(48,221)	(29,199)
Other income, net	1,202	2,052
Net loss	$(47,019)	$(27,147)
Net loss per share — basic and diluted	$(2.25)	$(1.65)
Weighted-average common shares outstanding - basic and diluted	20,938	16,479